UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported): July 16, 2010

METROPCS COMMUNICATIONS, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-33409	20-0836269
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2250 Lakeside Boulevard Richardson, Texas		75082
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 214-570-5800

(Former name or former address, if changed since last report): Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Amendment and Restatement and Resignation and Appointment Agreement

On July 16, 2010, MetroPCS Wireless, Inc. (the “Borrower”), an indirect, wholly-owned subsidiary of MetroPCS Communications, Inc. (“Communications”), entered into an Amendment and Restatement and Resignation and Appointment Agreement (the “Amendment”), by and among the Borrower, Communications, MetroPCS, Inc., a direct subsidiary of Communications, all wholly-owned subsidiaries of the Borrower (which excludes Royal Street Communications, LLC and its subsidiaries), the banks and other financial institutions or entities that executed the signature pages to the Amendment as lenders (collectively, the “Signing Lenders”), Bear Stearns Corporate Lending, Inc., as resigning administrative agent (as such, the “Existing Agent”), and JPMorgan Chase Bank N.A., as successor administrative agent (as such, the “Successor Agent”). The Amendment amends and restates the Amended and Restated Credit Agreement, dated as of February 20, 2007 (“Original Credit Agreement”), among the Borrower, the banks and other financial institutions or entities party thereto from time to time as lenders, the Existing Agent and the other agents and arrangers party thereto. The Original Credit Agreement, as amended by the Amendment, is hereinafter called the Second Amended and Restated Credit Agreement (the “Restated Credit Agreement”).

The Amendment amends the Original Credit Agreement to, among other things:

•

convert $1.0 billion of existing term loans under the Original Credit Agreement into a newly created tranche of term loans named the Tranche B-2 Term Loans, with the $540.0 million of remaining term loans under the Original Credit Agreement being renamed the Tranche B-1 Term Loans;

•	permit the Tranche B-1 Term Loans to be prepaid with optional prepayments before the Tranche B-2 Term Loans are prepaid;

•	require the Borrower to pay a 1.0% prepayment fee to the holders of Tranche B-2 Term Loans only if Borrower elects to prepay such Tranche B-2 Term Loans before July 16, 2011;

•	reduce the aggregate amount of revolving commitments under the Restated Credit Agreement from $100.0 million to $67.5 million;

•	permit the termination date of some or all of the revolving commitments under the Restated Credit Agreement to be extended in the future;

•	decrease the minimum consolidated fixed charge coverage ratio (as defined in the Restated Credit Agreement) covenant from 1.50x to 1.10x;

•

increase the existing indebtedness incurrence basket for capital lease obligations and purchase money indebtedness from 3.0% to 5.0% of consolidated total assets(as defined in the Restated Credit Agreement);

•

subject to certain conditions set forth in the Restated Credit Agreement, permit the Borrower to incur additional capital lease obligations as indebtedness so long as the consolidated senior secured leverage ratio (as defined in the Restated Credit Agreement) is no greater than 4.5x; and

•

subject to certain conditions set forth in the Restated Credit Agreement, permit the Borrower to issue up to $750.0 million of additional debt securities, which indebtedness may be secured on an equal or junior basis with the liens securing the obligations under the Restated Credit Agreement, provided that any such additional debt securities reduce the Borrower’s ability to obtain incremental term loans and revolving commitments under the Restated Credit Agreement on a dollar-for-dollar basis.

The Tranche B-2 Term Loans shall mature on November 3, 2016, which maturity date shall be shortened to May 1, 2014 if on such date the consolidated total leverage ratio (as defined in the Restated Credit Agreement) is greater than 2.5x and at least $500 million in aggregate principal amount of senior notes (as defined in the Restated Credit Agreement) remain outstanding.

The interest rate payable on the outstanding Tranche B-2 Term Loans shall be LIBOR plus 3.50%.

The Amendment did not modify the maturity date or interest rate applicable to the Tranche B-1 Term Loans.

In connection with the execution of the Amendment, the Borrower paid a consent fee to the Signing Lenders and certain arrangement and other fees to the arrangers of the Amendment.

The Amendment also provides for the resignation of the Existing Agent and for the appointment of the Successor Agent as the administrative agent under the Restated Credit Agreement.

This description of the Amendment is a summary only and is qualified in its entirety by the full and complete terms of the Amendment, a copy of which is attached as an exhibit hereto and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

The information contained in Item 1.01 is incorporated by reference in its entirety into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

EXHIBIT NUMBER		DESCRIPTION

10.1	—	Amendment and Restatement and Resignation and Appointment Agreement, dated as of July 16, 2010, by and among MetroPCS Wireless, Inc., as borrower, MetroPCS Communications, Inc. and certain of its subsidiaries named therein as guarantors, the several banks and other financial institutions or entities listed on the signature pages thereto as lenders, Bear Stearns Corporate Lending, Inc., as resigning administrative agent, and JPMorgan Chase Bank, N.A., as successor administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METROPCS COMMUNICATIONS, INC.

Date: July 22, 2010	By:	/S/ J. BRAXTON CARTER
J. Braxton Carter
Executive Vice President and Chief Financial Officer